Exhibit 99.1

Discovery Labs Announces Reverse Stock Split

Warrington, PA, January 21, 2016 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announced that it has filed a Certificate of Amendment (“Amendment”) to its Amended and Restated Certificate of Incorporation, as previously amended (“Certificate of Incorporation”) to effect a consolidation, or reverse stock split  (“reverse split”), at a ratio of one share of newly issued common stock for each 14 shares of issued and outstanding common stock, effective at 12:01 a.m. on January 22, 2016 (“Effective Time”). The Amendment also reduces the number of shares of common stock authorized under the Certificate of Incorporation from 250 million to 36 million.  Because the Amendment does not reduce the number of authorized shares of common stock in the same proportion as the reverse split, the Amendment will have the effect of increasing the amount of common stock available for issuance relative to the amount of Common Stock available for issuance prior to the Amendment.

At a Special Meeting of Stockholders held earlier today, the Company’s stockholders approved proposals authorizing the Board of Directors to file an amendment to the Company's Certificate of Incorporation at any time through December 31, 2016, to effect a reverse split of the Company’s common stock at an exchange ratio to be determined by the Board of Directors, in its sole discretion, in the range of not less than 1-for-10 and not greater than 1-for-20, and to reduce the number of authorized shares of common stock by a ratio equal to half the exchange ratio applied in the reverse split.

The primary purpose of the reverse split is to enable the market price per-share of the Company’s common stock to close above $1.00, which is a continued listing requirement of The NASDAQ Capital Market®.  The Company believes that continued listing on Nasdaq, combined with the resulting increase in authorized shares available for issuance will enable the Company to secure necessary capital, through potential strategic and collaborative arrangements and other equity funding transactions, to support its development activities through the planned AEROSURF® phase 3 clinical program.

Stockholder Information about the Reverse Split
At the Effective Time, immediately and without further action by the Company’s stockholders, every 14 shares of the Company’s pre-split common stock, par value $0.001 per share, will automatically be converted into one share of post-split common stock, par value $0.001 per share.  In lieu of fractional shares, stockholders will receive cash in an amount determined by multiplying (i) the closing sale price per share on the business day immediately preceding the Effective Time as reported by The NASDAQ Capital Market® by (ii) the number of shares of common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

The Company's transfer agent, Continental Stock Transfer and Trust Company, acting as exchange agent will mail to each stockholder of record forms to be used in forwarding certificates for surrender and exchange for the whole number of post-split shares to which the stockholder is entitled, to be maintained by the transfer agent in a book-entry account or issued in certificate form.  The transfer agent will also issue to each stockholder a check in lieu of any fractional share interest.  Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse split, subject to the broker's or nominee's particular procedures for processing the reverse stock split, and will not be required to take any action in connection with the reverse stock split.  The brokers will also process payments in lieu of fractional shares for those stockholders.

The immediate effect of the reverse split will be to reduce the number of shares of the Company’s common stock that are issued and outstanding from approximately 114.7 million shares to approximately 8.2 million shares (before cancellation of fractional share interests and excluding shares reserved for stock options and unexercised warrants).  The reverse split will affect all stockholders uniformly and will have no effect on the proportionate holdings of any individual stockholder, with the exception of adjustments related to fractional shares.  There will be no change in the number of stockholders of record as a result of the reverse split.  Following the reverse split, all shares will remain fully paid and non-assessable.

Beginning on January 22, 2016, the Company’s common stock will trade under a new CUSIP number – 254668502.  In addition, to inform the market of the reverse split, the Company expects that Nasdaq will append a suffix character, “D,” to the Company’s trading symbol (DSCO) for approximately 20 days after the Effective Time.  Thereafter, the ticker symbol will revert to “DSCO”.

Additional information, including the effect of the reverse split on outstanding warrants, stock options, and restricted stock units, can be found in the Company’s definitive proxy statement (Form DEF 14A), filed with the SEC on December 14, 2016, and proxy revision (Form DEFR 14A) filed with the SEC on January 13, 2016, both of which are posted in the “Investors” section of the Company’s website at “Financial / SEC” at www.Discoverylabs.com.”

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lung and are essential for normal respiratory function and survival.  If surfactant deficiency or degradation occurs, the air sacs in the lungs can collapse, resulting in severe respiratory diseases and disorders.  Discovery Labs’ technology platform includes a novel synthetic peptide-containing (KL4) surfactant, that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of aerosolized surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

For more information, please visit the Company’s website at www.Discoverylabs.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those related to the potential continued listing of the Company’s common stock on the Nasdaq Capital Market, the timing and potential outcomes of the Company’s planned clinical trials and its ability successfully to complete its development programs, secure regulatory approval of its product candidates in the U.S. and in markets outside the U.S. and realize the potential benefits of its aerosolized KL4 surfactant technology, and the ability of the Company to fund its activities through strategic and financing transactions or otherwise, are described in the Company’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made.  The Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:
John Tattory, Senior Vice President and Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com.